January 16, 2008

News Release

Alternet Systems Appoints New President and Director

Alternet Systems Inc. (OTCBB: ASYI), announces that the Board of Directors has appointed Henryk Dabrowski as President and Chairman of the board of directors and has also appointed Manfred Koroschetz as a director and Chief Technology Officer.

Mr. Dabrowski has over 20 years experience in information technology, data networking and the telecommunications industry. He is currently President of TekVoice Communications Inc., a Miami FL–based, Voice over IP telecommunications company.

Mr. Dabrowski served as COO/President of Vox2Vox Communications in Miami, a multi-million dollar IP telecommunications and value added services company, with presence in Europe (Italy, Spain, Portugal and Turkey) and Latin America (Brazil, Venezuela, Mexico and Argentina) part of Ella Cisneros Communications Holdings (EFC Holdings).

He held the positions of Chairman and CEO of the RKM IT Solutions group of companies and subsequently, CEO of New Market Latinamerica, Inc. Mr. Dabrowski also currently serves on the Board of Directors of SCI Funds and Resitrust in West Palm Beach, Florida.

Mr. Dabrowski is fluent in 4 languages and holds an Industrial Engineering degree from Universidad Catolica Andrés Bello and an MBA from Universidad Metropolitana in Caracas, Venezuela.

Mr. Manfred Koroschetz is currently the Chief Technology Officer of TekVoice Communications Inc. Previously he held the position of Manufacturing Manager for Telenorma, where he ran their manufacturing facilities in Latin America for over 10 years.

At Vox2Vox Communications Mr. Koroschetz was Chief Technology Officer, responsible for the design and implementation of the VoIP network, creating and delivering voice services for end-users, integrating Internet and voice technologies over 12 countries, spanning Europe and the Americas. He also managed the budget for technical operations.

Mr. Koroschetz also served as a Director at RKM IT Solutions of Caracas, Venezuela, providing technology strategies and creating the technical vision of the company.

He has more than twenty years of Systems Integration experience, implementing and pioneering technologies such as Unified Messaging and Directory Services.

Mr. Koroschetz graduated from the University of Bologna, Italy, in Electronic Engineering, specializing in Data Networking, and is fluent in 4 languages.

Mr. Patrick Fitzsimmons remains a director and has been appointed Vice President-Application Services and Secretary / Treasurer of Alternet.

Alternet Systems Inc. is a technology and software provider with three main areas of focus: Long-distance VOIP telephony, Managed Broadband Wireless Networks; and SchoolWeb / HealthWeb application software. For more information, contact: 866-608-2540, website: www.alternetsystems.com.

On Behalf of the Board of Directors

ALTERNET SYSTEMS INC.

“Patrick Fitzsimmons”

Patrick Fitzsimmons, Director

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.